        Exhibit 10.8
RESTRICTIVE COVENANT AND SEPARATION AGREEMENT
AND FULL RELEASE OF CLAIMS

This Restrictive Covenant and Separation Agreement and Full Release of Claims (the “Agreement”) is by and between USA Compression GP, LLC (the “Company”) and its subsidiaries and affiliates, including USA Compression Partners, LP (the “Partnership”), and Sean Kimble (“Employee”).
WHEREAS, in connection with the Partnership’s decision to implement an Energy Transfer LP (“Energy Transfer”) shared services model, Employee and Company have agreed that Employee will no longer serve as an officer, director, and/or manager of the Company, the Partnership and its and their affiliates; and
WHEREAS, Employee’s employment will be terminated as of the Termination Date (as that term is defined below); and
WHEREAS, Employee executed an Employment Agreement with a subsidiary of the Partnership dated July 1, 2016 (the “Employment Agreement”). Defined terms used herein but not otherwise defined shall have the meaning ascribed to such terms in the Employment Agreement, as applicable; and

WHEREAS, the Employment Agreement requires the entry into and non-revocation of this Agreement before payment of any severance benefits under the Employment Agreement.
NOW, THEREFORE, in order to achieve a final and amicable resolution of the employment relationship in all its aspects, including as an officer, director and/or manager of the Company and/or the Partnership, and in consideration of the mutual promises and covenants set forth in this Agreement and other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties, intending to be legally bound, agree as follows:

1.    Separation from Employment. Employee’s employment with Company shall terminate effective December 6, 2024 (the “Termination Date”). For the avoidance of doubt, Employee shall be paid his current salary and enjoy his current benefits through and until his Termination Date and nothing herein is intended to diminish any salary and benefits that are due to Employee on or prior to the Termination Date.
2.    Consideration for Signing. As consideration for this Agreement, Company agrees to the following:
(a)    Company agrees to pay Employee in the total gross amount of Three Hundred Fifty-One Thousand Five Hundred Twenty Dollars ($351,520.00), less required governmental payroll deductions and withholdings, which is an amount equal to one year of Employee’s Base Salary at its current rate (the “Severance Payment”).

(b)    As further consideration, Company agrees to pay Employee in the total gross amount of Three Hundred Four Thousand Two Hundred Dollars ($304,200.00), less required governmental payroll deductions and withholdings, which is an equivalent payment to Employee’s 2023 Annual Bonus (the “2023 Annual Bonus Equivalent Payment”).
(c)    As further consideration, Employee will receive a payment in the total gross amount of Three Hundred Sixteen Thousand Three Hundred Sixty-Eight Dollars ($316,368.00), less required governmental payroll deductions and withholdings, which is an amount equal to the pro rata portion of Employee’s earned Annual Bonus for the current year (the “2024 Annual Bonus Payment”).
(d)    As further consideration, Employee will receive a payment in the total gross amount of Twenty-Four Thousand Five Hundred Fifty-Five Dollars and Seventy Cents ($24,555.70), less required governmental payroll deductions and withholdings, which is an amount equal to Employee’s accrued but unused paid time off as of Employee’s Termination Date (the “PTO Payment”).
(e)    As further consideration, Employee will receive a payment in the total gross amount of Fifty Nine Thousand Seventy-Six Dollars and Sixty Eight Cents ($59,076.68), less required governmental payroll deductions and withholdings, which is an amount equal to the full cost of the Employee’s medical and dental premiums for twenty-four (24) months of health insurance coverage under the Company’s health insurance plan (the “Insurance Premium Payment”).

In order to avoid any potential non-compliance with Section 409(A) of the Internal Revenue Code of 1986, as amended, the Severance Payment, 2023 Annual Bonus Equivalent Payment, 2024 Annual Bonus Payment, PTO Payment, and Insurance Premium Payment described in Section 2(a)-(e) above will be paid in a lump sum on the date that is the first payroll date that is six (6) months after the Effective Date of the Agreement.

The consideration given to Employee hereunder is expressly and completely conditioned upon Employee's full compliance with the terms and conditions set forth in this Agreement. Notwithstanding anything in this Agreement to the contrary, and in addition to any and all other remedies and alternatives which may be available at law or in equity, in the event of a breach or threatened breach of the provisions of this Agreement or the Employment Agreement by Employee, then Company shall be entitled to receive from Employee a return of the payments set forth in this Section 2.
3.    No Additional Benefits. Employee agrees that this Agreement resolves any and all outstanding issues arising from Employee’s employment. Employee further acknowledges and agrees that Employee has received all compensation and benefits to which Employee would otherwise be entitled through the Termination Date and shall receive no other compensation or benefits from Company other than those set forth above, including under any Company or Partnership severance plan, any

Company or Partnership Annual Bonus Plan, the Employment Agreement, the Energy Transfer LP Severance Plan, the Energy Transfer Non-Midstream Business Severance Plan, and the Amended and Restated Energy Transfer LP Annual Bonus Plan. However, following the Termination Date, Employee shall retain any vested interest and vested rights that Employee may otherwise have under any employee benefit plan sponsored by Company (including any required COBRA continuation coverage under Section 4980B of the Internal Revenue Code of 1986, as amended), subject to the terms and conditions of such plan.
4.    Release of Claims. Employee stipulates, agrees, and understands that for and in consideration of the mutual covenants set forth in this Agreement, specifically including the payments and considerations set forth in Section 2(a) above, the same being good and valuable consideration, Employee hereby acting of Employee’s own free will, voluntarily and on behalf of himself, Employee’s heirs, administrators, executors, successors and assigns, RELEASES, ACQUITS and forever DISCHARGES the Company and the Partnership and its and their parent entities, and its and their respective past and present subsidiaries, affiliates specifically including Energy Transfer LP, partners, directors, officers, owners, shareholders, unitholders, employees, predecessors, joint employers, successor employers, agents and benefit plans (including without limitation, plan sponsors, insurers, trustees, administrators, and fiduciaries), and each of them (collectively “Released Parties”), of and from any and all debts, obligations, claims, counterclaims, demands, judgments, and/or causes of action of any kind whatsoever (whether known or unknown, in tort, contract, at law or in equity, by statute or regulation, or on any basis), based on facts occurring at any time before, or at the time of, Employee’s signing of this Agreement, for any damages or other remedies of any kind, including, without limitation, direct or indirect, consequential, compensatory, actual, punitive, or any other damages, attorneys’ fees, expenses, reimbursements, costs of any kind, taxes, interest, penalties, or reinstatement. This release includes, but is not limited to, any and all rights or claims, demands, and/or causes of action arising out of Employee’s employment or termination from employment with the Company, or relating to purported employment discrimination, retaliation or violations of civil rights, if any, including, but not limited to, claims arising under Title VII of the Civil Rights Act of 1964, the Civil Rights Act of 1991, the Civil Rights Act of 1866 and/or 1871, the Age Discrimination in Employment Act (“ADEA”), the Older Workers Benefit Protection Act of 1990, the Americans With Disabilities Act of 1990, Executive Order 11246, the Equal Pay Act of 1963, the Rehabilitation Act of 1973, the Family and Medical Leave Act, the Sarbanes-Oxley Act of 2002, the Worker Adjustment and Retraining Notification Act (“WARN”) or any other applicable federal, state, or local statute or ordinance or any other claim, whether statutory or based on common law, arising by reason of Employee’s employment with the Company or the termination of such employment or circumstances related thereto, or by reason of any other matter, cause, or thing whatsoever, from the first date of employment with Company (or any predecessor to Company) to the date and time of execution of this Agreement. Notwithstanding the foregoing, Employee retains and does not waive or release his right (a) to enforce the terms of this Agreement or the Employment Agreement, (b) to receive unpaid salary earned through the Termination Date or (c) to receive reimbursement for business expenses incurred prior to the Termination Date.
Nothing in this Agreement (including Section 8 Confidentiality of Agreement) is intended to limit in any way Employee’s right or ability to file a charge with or participate in an investigation, hearing or proceeding conducted by the Equal Employment Opportunity Commission (“EEOC”), the National Labor Relations Board or any other federal, state or local agency charged with the enforcement of any laws.  However, this Agreement does bar Employee’s right to recover any personal or monetary relief arising out of any charge, lawsuit, or arbitration, brought by the Employee or anyone on his behalf, based on any claim(s) covered by the release in this Agreement.

Additionally, by signing this Agreement, the Employee also acknowledges and agrees that he is not aware of any information, circumstances or events which may or could reasonably be expected to result in any liability or potential liability to the Company or Partnership under any applicable law, rule or regulation of any state, federal or local governing or regulatory agency with jurisdiction over the Company or Partnership.

Employee has a period of twenty-one (21) days in which to consider this Agreement. Employee may choose to sign this Agreement prior to the expiration of the twenty-one (21) day period, but is not required to do so. Once Employee signs the Agreement, Employee shall have a period of seven (7) days from the date Employee signs the Agreement to revoke the Agreement. The Agreement shall not become effective or enforceable until the eighth day after Employee signs the Agreement (the “Effective Date”). To revoke this Agreement, Employee must provide written notice of revocation to the Company at Attention: Christopher W. Porter, USA Compression Partners, 111 Congress Avenue, Suite 2400, Austin, Texas 78701, prior to the expiration of the seven (7) day revocation period. No payments under this Agreement shall be due until the expiration of the seven (7) day revocation period. Company hereby advises Employee to consult with an attorney concerning this Agreement prior to signing the Agreement.

5.    Confidential and Proprietary Information. Employee acknowledges, agrees and stipulates that during his employment Employee had access to confidential and proprietary information relating to the business and affairs of the Company and the Partnership and its and their parent, subsidiary, and affiliated entities including, by way of example, (i) financial information, including budgets or projections, business plans, pricing policies or strategies, tariff information, business methods, or any other financial, marketing, pricing, or regulatory strategic information; (ii) information about existing or potential customers and their representatives, including customer identities, lists, preferences, customer services and all other customer information; (iii) information about pending or threatened legal or regulatory proceedings; (iv) unit holder data, information about employees and the terms and conditions of their employment; (v) computer techniques, programs and software; (vi) information about potential acquisitions or divestitures; and (vii) any other non-public information that cannot be obtained readily by the public and would be useful or helpful to competitors, customers or industry trade groups if disclosed (collectively, “Confidential Information”). Employee agrees that Employee shall not, at any time, directly or indirectly, for any reason whatsoever, with or without cause, unless pursuant to a lawful subpoena or court order, use, disseminate or disclose any of the Confidential Information to any person or entity. Employee further acknowledges that if Employee were to use or disclose, directly or indirectly, the Confidential Information, that such use and/or disclosure would cause Company irreparable harm and injury for which no adequate remedy at law exists. Therefore, in the event of the breach or threatened breach of the provisions of this Agreement by Employee, Company shall be entitled to obtain injunctive relief to enjoin such breach or threatened breach, in addition to all other remedies and alternatives which may be available at law or in equity. Employee acknowledges that the remedies contained in the Agreement for violation of this Agreement are not the exclusive remedies which Company may pursue.
6.    Non-Solicit/Non-Hire Restrictive Covenant. Employee stipulates that the provisions of this Agreement and the Employment Agreement regarding the consideration referred to in Section 2(b)-(e), and other provisions of this Agreement, and the purpose of the restrictions provided for below, are ancillary and related agreements with a common or related purpose in protecting the goodwill of the Company and Partnership and aligning the Employee’s interests with those of the Company and Partnership.
(a)    The Company, Partnership, and Employee acknowledge and agree that in performing the duties and responsibilities of his employment with the Company, Employee has occupied a position of fiduciary trust and confidence, pursuant to which Employee has developed and acquired knowledge with respect to all aspects of the business carried on by the Company and Partnership, and the manner in which such business is conducted. It is the express intent and agreement of Employee and the Company and Partnership that such knowledge shall not be used in any manner detrimental to Company or Partnership’s business by Employee.
(b)    For the period beginning on the Termination Date and continuing for a period of twelve months thereafter, Employee acknowledges and agrees that he shall not for any reason, either directly or indirectly (without the prior written consent of the Company or Partnership) acting alone or in conjunction with others (i) solicit, influence, induce, or encourage any employee of the Company or Partnership to leave the employment of the Company or Partnership, nor shall Employee use or disclose to any person, partnership, entity, association, or corporation any information concerning the names, addresses, or personal telephone numbers of any employees of the Company or Partnership for the purpose of soliciting or hiring such employee for potential employment or services on behalf of any person or entity other than the Company or Partnership; (ii) influence, induce, solicit or encourage any customer or business partner of the Company or Partnership to abandon, reduce, or materially change its business relationship with the Company or Partnership; or (iii) provide products or services to any customer or business partner of the Company or Partnership. The Company and Partnership acknowledge that the non-solicit restrictions of this Section 6 shall not be violated by general advertising not targeted at employees of the Company or Partnership, its subsidiaries or affiliates, but such general advertising shall not, once a candidate/employee covered by this Section is identified, relieve Employee of his obligations under this Section 6(b).
(c)    Employee agrees that prior to or upon commencement of a role in a new entity as a director, officer, employee, partner, consultant, agent and/or advisor to promptly advise such entity in writing of the existence of the requirements of this Section 6 and Employee’s inability to (i) solicit or participate in any way in the hiring of any employee of the Company or Partnership; or (ii) influence, induce, solicit or encourage any customer or business partner of the Company or Partnership to abandon, reduce, or materially change its business relationship with the Company or Partnership. The Company and Partnership acknowledge that any disclosure of the provisions of this Section 6 by the Employee in accordance herewith shall be an approved disclosure and not in violation of Section 8 hereof.
(d)    Employee specifically recognizes and affirms that the provisions of this Section 6 are material and essential terms of this Agreement. Employee further acknowledges and agrees that if the non-solicit/non-hire restrictive covenants found in this Section 6 are determined to be invalid or unenforceable for any reason whatsoever by a court of competent jurisdiction, then the Company and Partnership shall be entitled to receive from Employee a return of the consideration referred to in Section 2(b)-(e).
(e)    Employee acknowledges and agrees that the Company and Partnership will suffer irreparable harm if Employee breaches any of the obligations under this Section 6, and that monetary damages would be impossible to quantify and inadequate to compensate the Company and Partnership for such a breach. Accordingly, Employee agrees that in the event of a breach, or a threatened breach, by Employee of any of the provisions of this Section 6, the Company and Partnership shall be entitled to seek, in addition to any other rights, remedies or damages available to the Company and Partnership at law or in equity, a temporary and permanent injunction, without having to prove damages, in order to prevent or restrain any such breach, or threatened breach, by Employee, or by any or all of Employee’s partners, employers, employees, servants, agents, representatives and any other persons directly or indirectly acting for, or on behalf of, or in concert with, Employee, and that the Company and Partnership shall be entitled to seek all of its costs and expenses incurred in obtaining such relief including reasonable attorneys’ and client legal costs and disbursements.
(f)    Notwithstanding the irreparable nature of the harm created by a violation as described in part (e) above, in the event Employee violates this Section 6 and thereby contributes in any way to the Company or Partnership’s loss of an employee before injunctive relief can be issued, in order to compensate for a portion of the harm caused by the violation and the Company and Partnership’s loss of the employee at issue, Employee shall pay the Company and Partnership a sum equal to 30% of the total annual compensation paid to the employee that the Company and Partnership lost, which shall be calculated using the last base salary and full bonus paid to the employee by the Company and Partnership. The parties stipulate that this payment is remedy in addition to, and not in lieu of the injunctive relief and other remedies provided for in part (e) above. The payment provided for herein is a reasonable estimate of only a portion of the damage caused by a violation and it will not be construed to prevent injunctive relief to prevent further violations.
(g)    Employee hereby agrees that all restrictions contained in this Section 6 are reasonable, valid and necessary to protect the Company and Partnership’s Confidential Information, goodwill and proprietary business interests. Employee further agrees never to file any lawsuit or claim challenging or otherwise seeking to modify or restrict the non-solicitation/non-hire provisions set forth in Section 6 of this Agreement. Nevertheless, if any of the aforesaid restrictions is found by a court having jurisdiction to be unreasonable, over broad as time or otherwise unenforceable, the parties intend for the restrictions therein set forth to be modified by such court so as to be reasonable and enforceable and, as so modified by the court, to be fully enforced. If any covenant or provision of this Section 6 is determined to be void or unenforceable in whole or in part, for any reason, it shall be deemed not to affect or impair the validity of any other covenant or provision of this Agreement, which shall remain in full force and effect. The provisions of this Section 6 shall remain in full force and effect notwithstanding the termination of this Agreement for any reason
7.    Company's Property. Employee represents that Employee has returned to the Company all written and electronic records, communications, reports, and other materials and data (whether or not they contain Confidential Information), including any copies or reproductions thereof, and all other property or tangible items, such as computer equipment, purchasing cards and telephone cards, that belong to the Company or the Partnership and are in Employee’s possession or under Employee’s control. After returning all such property, Employee shall delete or destroy all electronic copies located on his personal computer, iPad, Microsoft Surface, or other electronic device.
8.    Confidentiality of Agreement. Employee agrees not to discuss, disclose or otherwise communicate any of the terms of this Agreement, including without limitation the amounts of the payments or other consideration provided, to anyone except for Employee’s attorney, tax advisor and Employee’s spouse, if any, or as required by applicable laws, rules or regulations, including of the United States Securities and Exchange Commission. Employee understands and agrees that, as a result of this binding promise of strict confidentiality, Employee may not hereafter discuss or otherwise communicate with, among other persons, any of the Company’s current or former employees regarding the terms, including the payments or other consideration, included in this Agreement, except to the extent that such term have previously been publicly disclosed as required by applicable laws, rules or regulations, including of the United States Securities and Exchange Commission.
9.    Negative Statements By the Parties. Employee and Company shall refrain from either directly or indirectly making or publishing any oral or written statements about one another that would (i) libel, slander, disparage, denigrate, or ridicule the other; or (ii) constitute malicious, obscene, threatening, harassing, intimidating or discriminatory statements designed to harm the other. This Section shall apply to the Employee, his spouse, and to the Company’s officers and directors.
10.    Expense Reimbursement. Employee agrees that any expense reimbursements for expenses incurred during Employee's employment with the Company or the Partnership must be submitted for reimbursement within three (3) months of the Termination Date. With regard to the required form for any reimbursement request and supporting documentation, the Company’s normal policies and rules apply. The Company or the Partnership retains its and their normal right to reject or approve expense reimbursements subject to its normal policies. Any expense reimbursements submitted by Employee more than three (3) months following the Termination Date shall not be approved.
11.    Cooperation. For a period of twenty-four (24) months following the Termination Date, Employee agrees to cooperate with the Company and/or the Partnership as reasonably requested by responding to questions and attending meetings and by cooperating with the Company, the Partnership, and its and their accountants with respect to any business, accounting, audit, legal or regulatory issues of which Employee has knowledge. Additionally, Employee agrees to be available to assist as reasonably and expressly requested with respect to legal proceedings and disputes, litigation, and/or governmental proceedings (collectively the “Legal Proceedings”), including, attendance at preparatory meetings, depositions and mediations related thereto and cooperation with legal counsel. The Company and the Partnership agree to reimburse Employee for reasonable out-of-pocket expenses actually incurred for travel, meals, and lodging, in accordance with then existing policies, for providing cooperation specifically requested by Company.
Employee specifically recognizes and affirms that the provisions of Section 11 are material and essential terms of this Agreement.

12.    Non-Admission. This Agreement, and the payment of money and other consideration provided by Company under this Agreement, is not an admission or indication of any wrongdoing by the Company, the Partnership or Employee.
13.    Entire Agreement. Employee agrees that this Agreement and the Employment Agreement constitute the complete agreement between the parties and that no other representations have been made by Company and that the terms hereof may not be modified except by a written instrument signed by Company and Employee.
14.    Severability. In the event that any provision of this Agreement should be held to be void, voidable, or unenforceable, the remaining portions hereof shall remain in full force and effect, except that if the entire Release found in Section 4 is determined to be unenforceable, then Company’s promises made to Employee in Section 2(a) above shall be immediately null and void and any payments already paid shall be returned or reimbursed by Employee.
15.    Interpretation Under State Law. This Agreement shall be construed under the laws of the State of Texas without regard to any conflict of laws provisions thereunder.
16.    Headings. The headings used in this Agreement are inserted solely for convenience and shall not be used to interpret the meaning of this document.
17.    Knowing and Voluntary. By signing below, Employee knowingly and voluntarily accepts this Agreement and does so of Employee’s own free will.
18.    Section 409A. Notwithstanding anything in this Agreement to the contrary, the parties intend that this Agreement shall comply with Section 409A of the Internal Revenue Code of 1986, as amended, to the extent applicable, and this Agreement shall be interpreted in a manner consistent with such intent. Notwithstanding anything to the contrary, to the extent that any benefit under this Agreement is determined to be subject to Section 409A of the Code, in no event shall the Company or Partnership, or any of its and their affiliates, specifically including Energy Transfer LP, or any director, officer, employee, delegate, agent or representative thereof, be responsible for any tax, penalty or other liability arising from a violation of Section 409A.

[SIGNATURE PAGE FOLLOWS]

IN WITNESS WHEREOF, the parties, intending to be legally bound, have executed this Agreement effective as of the date set forth below.

USA COMPRESSION GP, LLC

/s/Micah Clint Green
Micah Clint Green
President & Chief Executive Officer

Dated:	12/19/2024

EMPLOYEE

/s/Sean Kimble
Sean Kimble

Dated:	12/11/2024

Please return executed originals of this Agreement by regular mail to Christopher W. Porter, USA Compression Partners, 111 Congress Avenue, Suite 2400, Austin, Texas 78701.